Exhibit 10.4

[SEVERANCE AND] CHANGE IN CONTROL PROTECTON AGREEMENT

This [SEVERANCE AND] CHANGE IN CONTROL PROTECTION AGREEMENT (the “Agreement”) is entered into as of [___________], 20[__] (the “Effective Date”), by and between [_________] (“Executive”) and TRI Pointe Group, Inc. (the “Company”).

Whereas, the Company considers the continued availability of Executive’s services, managerial skills and business experience to be in the best interest of the Company and its stockholders and desires to assure the continued services of Executive on behalf of the Company;

Whereas, Executive desired to remain in the employ of the Company upon the understanding that the Company will provide Executive with income security and health benefits in accordance with the terms and conditions contained in this Agreement.

Now, Therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

ARTICLE I
DEFINITIONS

For purposes of the Agreement, the following terms are defined as follows:

1.1.“Board” means the Board of Directors of the Company.

1.2.“Cause” means any of the following events: (i) Executive’s willful failure to follow the reasonable and lawful directions of the Board or the Chief Executive Officer; (ii) conviction of a felony (or a plea of guilty or nolo contendere by Executive to a felony); (iii) acts of fraud, dishonesty or misappropriation committed by Executive and intended to result in substantial personal enrichment at the expense of the Company; (iv) willful misconduct by Executive in the performance of Executive’s material duties required by this Agreement which is likely to materially damage the financial position or reputation of the Company; or (v) a material breach of this Agreement. The foregoing is an exclusive list of the acts or omissions that shall be considered “Cause” provided, however, with respect to the acts or omissions set forth in clauses (i), (iii), (iv) and (v) above, (x) the Board shall provide Executive with 30 days advance written notice detailing the basis for the termination of employment for Cause, (y) during the 30 day period after Executive has received such notice, Executive shall have an opportunity to cure such alleged Cause events and to present his case to the full Board (with the assistance of his own counsel) before any termination for Cause is finalized by a vote of a majority of the Board and (z) Executive shall continue to receive the compensation and benefits provided by this Agreement during the 30 day cure period; provided, further, no act or failure to act of Executive shall be willful or intentional if performed in good faith with the reasonable belief that the action or inaction was in the best interest of the Company.

1.3.“Change in Control” means (i) the acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by the Company or any of its Subsidiaries, or any employee benefit plan (or related trust) of the Company or its Subsidiaries, or any entity with respect to which, following such acquisition, more than 65% of, respectively, the then outstanding equity of such entity and the combined voting power of the then outstanding voting equity of such entity entitled to vote generally in the election of all or substantially all of the members of such entity’s governing body is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the Common Stock and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be; or (ii) the consummation of a reorganization, merger or consolidation of the Company, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Common Stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation; or (iii) a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, (i) any bona fide primary or secondary public offering shall not constitute a Change in Control and (ii) if a Change in Control constitutes a payment event with respect to any payment or benefit that provides for the deferral of compensation and is subject to Section 409A, the Change in Control transaction or event with respect to such payment or benefit must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) to the extent required by Section 409A.

1.4.“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

1.5.“Code” means the Internal Revenue Code of 1986, as amended.

1.6.“Company” means TRI Pointe Group, Inc. or any successor thereto.

1.7.“Covered Termination” means (a) an Involuntary Termination Without Cause or (b) a voluntary termination for Good Reason.  For the avoidance of doubt, neither (i) the termination of Executive’s employment as a result of Executive’s death or Disability nor (ii) the expiration of this Agreement due to non-renewal pursuant to the terms of Section 2.1 of this Agreement will be deemed to be a Covered Termination.

1.8.“Disability” shall mean a termination of Executive’s employment due to Executive’s absence from Executive’s duties with the Company on a full-time basis for at least 180 consecutive days as a result of Executive’s incapacity due to physical or mental illness which is determined to be total and permanent by a physician selected by the Company or its insurers.

1.9.“Good Reason” means any of the following are undertaken without Executive’s prior written consent: (a) a material diminution in Executive’s authority, duties, or responsibilities which substantially reduces the nature or character of Executive’s position with the Company; (b) a reduction by the Company of Executive’s base salary as in effect immediately prior to such reduction; (c) a material reduction by the Company of Executive’s Target Bonus as in effect immediately prior to such reduction; (d) relocation of Executive’s principal office (defined as a relocation of Executive’s principal office to a location that increases Executive’s one-way commute by more than fifty (50) miles), provided, that, for the avoidance of doubt, reasonable required travel by Executive on the Company’s business shall not constitute a relocation; or (e) any material breach by the Company of any provision of this Agreement.  Notwithstanding the foregoing, Executive’s resignation shall not constitute a resignation for “Good Reason” as a result of any event described in the preceding sentence unless (A) Executive provides written notice thereof to the Company within thirty (30) days after the first occurrence of such event, (B) to the extent correctable, the Company fails to remedy such circumstance or event within thirty (30) days following the Company’s receipt of such written notice and (C) the effective date of Executive’s resignation for “Good Reason” is not later than ninety (90) days after the initial existence of the circumstances constituting Good Reason.

1.10.“Involuntary Termination Without Cause” means Executive’s dismissal or discharge by the Company other than for Cause.

1.11.“Section 409A” means Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.

1.12.“Separation from Service” means Executive’s termination of employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

ARTICLE II
TERM

2.1.Term. The initial term of this Agreement shall commence on the Effective Date and shall terminate on the earlier of (i) the third anniversary of the Effective Date and (ii) the termination of Executive’s employment under this Agreement.  On the third anniversary of the Effective Date and each annual anniversary of such date thereafter (in either case, provided Executive’s employment has not been terminated under this Agreement prior thereto), this Agreement shall automatically be extended for one additional year unless either Executive or the Company gives written notice of non-renewal to the other at least 60 days prior to the automatic extension date. If a Change in Control occurs during the initial or an extended term of this Agreement, the term of this Agreement shall, notwithstanding anything to the contrary in this Agreement, continue in effect for a period of not less than eighteen (18) months beyond the month in which the Change in Control occurred.  The period from the Effective Date until the earlier of (i) termination of Executive’s employment under this Agreement and (ii) the expiration of this Agreement due to non-renewal pursuant to this Section 2.1 is referred to as the “Term.”

ARTICLE III
SEVERANCE AND CHANGE IN CONTROL BENEFITS

3.1.Severance Benefits.  Upon Executive’s termination of employment, Executive shall receive any accrued but unpaid base salary and other accrued and unpaid compensation, including any accrued but unpaid vacation and annual cash bonus that has been earned with respect to any calendar year ending prior to Executive’s termination date, but remains unpaid as of the date of the termination.  If the termination is due to a Covered Termination, provided that Executive delivers an effective general release of all claims against the Company and its affiliates in a form acceptable to the Company (a “Release of Claims”) that becomes effective and irrevocable within sixty (60) days following the Covered Termination, Executive shall be entitled to receive the severance benefits described in Section 3.1(a) or (b), as applicable.  If the termination is due to Executive’s death or Disability, provided that Executive (or Executive’s beneficiaries or estate) delivers an effective Release of Claims that becomes effective and irrevocable within sixty (60) days following such termination of employment, Executive shall be entitled to receive the severance benefits described in Section 3.1(c).

(a)Covered Termination Not Related to a Change in Control.  If Executive’s employment terminates due to a Covered Termination which occurs prior to a Change in Control or more than eighteen (18) months after a Change in Control, Executive shall receive the following:

(i)An amount equal to [__] times the sum of (i) Executive’s annual base salary at the rate in effect (or required to be in effect before any diminution that is the basis of Executive’s termination for Good Reason) at the time of Executive’s termination of employment and (ii) the greater of (A) the average of the annual cash bonuses received by Executive for the two fiscal years ending before the date of Executive’s termination of employment and (B) Executive’s target annual bonus for the year in which the date of Executive’s termination of employment occurs, payable in a lump sum payment, less applicable withholdings, as soon as administratively practicable following the date on which the Release of Claims becomes effective and, in any event, no later than the sixtieth (60th) day following the date of the Covered Termination.

(ii)If Executive elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents through the earlier of (i) the [____________] month anniversary of the date of Executive’s termination of employment and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s).  Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments. After the Company ceases to pay premiums pursuant to this Section 3.1(a)(ii), Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA.

(b)Covered Termination Related to a Change in Control.  If Executive’s employment terminates due to a Covered Termination that occurs during the eighteen (18) month period commencing on a Change in Control, Executive shall receive the following:

(i)An amount equal to [___] times the sum of (i) Executive’s annual base salary at the rate in effect (or required to be in effect before any diminution that is the basis of Executive’s termination for Good Reason) at the time of Executive’s termination of employment and (ii) the greater of (A) the average of the annual cash bonuses received by Executive for the two fiscal years ending before the date of Executive’s termination of employment and (B) Executive’s target annual bonus for the year in which the date of Executive’s termination of employment occurs, payable in a lump sum payment, less applicable withholdings, as soon as administratively practicable following the date on which the Release of Claims becomes effective and, in any event, no later than the sixtieth (60th) day following the date of the Covered Termination.

(ii)If Executive elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents through the earlier of (i) the [___________] month anniversary of the date of Executive’s termination of employment and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s).  Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments. After the Company ceases to pay premiums pursuant to this Section 3.1(b)(ii), Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA.

If there is a dispute as to whether grounds triggering termination with or without Cause or resignation with or without Good Reason have occurred, in each case in connection with a Change in Control, then any fees and expenses arising from the resolution of such dispute (including any reasonably incurred attorneys’ fees and expenses of Executive) shall be paid by the Company or its successor, as the case may be; provided, that Executive shall reimburse the Company on a net after-tax basis to cover expenses incurred by Executive for claims brought by Executive that are judicially determined to be frivolous or advanced in bad faith.

(c)Termination Due to Death or Disability.  In the event that Executive’s employment is terminated at any time due to Executive’s death or Disability, Executive (or Executive’s beneficiaries or estate) shall be entitled to receive a pro-rata portion of Executive’s annual cash bonus for the fiscal year in which Executive’s termination occurs based on actual results for such year (determined by multiplying the amount of the annual cash bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that Executive is employed by the Company and the denominator of which is 365) payable at the same time bonuses for such year are paid to other senior executives of the Company.

3.2. 280G Provisions.  Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.  The accounting firm shall provide its calculations to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.  Any reduction in payments and/or benefits pursuant to this Section 3.2 will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive.

3.3.Section 409A.

(a)Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code which would subject Executive to a tax obligation under Section 409A of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six- month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death.  Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 3.3(a) shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

(b)Any reimbursements payable to Executive pursuant to the Agreement shall be paid to Executive no later than 30 days after Executive provides the Company with a written request for reimbursement, and to the extent that any such reimbursements are deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (i) such amounts shall be paid or reimbursed to Executive promptly, but in no event later than December 31 of the year following the year in which the expense is incurred, (ii) the amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and (iii) Executive’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.

(c)For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive installment payments under the Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

3.4.Mitigation.  Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of the Covered Termination, or otherwise.

3.5.Equity Coordination.  For the avoidance of doubt, all equity awards, including stock options, restricted stock units and other equity-based compensation granted by the Company to Executive under the Company’s equity-based compensation plans shall be subject to the terms of such plans and Executive’s equity award agreements with respect thereto.

ARTICLE IV
LIMITATION ON RIGHTS

4.1.No Employment Contract.  This Agreement, including the recitals hereto, shall not be deemed to create a contract of employment between the Company and Executive and shall create no right in Executive to continue in the Company’s employment for any specific period of time, or to create any other rights in Executive or obligations on the part of the Company, except as expressly set forth herein.   Except as expressly set forth herein, this Agreement shall not restrict the right of the Company to terminate Executive’s employment at any time for any reason, or restrict the right of Executive to terminate his or her employment.

4.2.No Other Exclusions.  This Agreement shall not be construed to exclude Executive from participation in any other compensation or benefit programs in which Executive is specifically eligible to participate either prior to or following the execution of this Agreement, or any such programs that generally are available to other executive personnel of the Company, nor shall it affect the kind and amount of other compensation to which Executive is entitled; provided, however, that if amounts are payable pursuant to Section 3.1, such amounts are in lieu of any amounts payable under any severance plan or policy.

ARTICLE V
GENERAL PROVISIONS

5.1.Notices.  Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed on the Company’s books and records.

5.2.Tax Withholding.  Executive acknowledges that all amounts and benefits payable under this Agreement are subject to deduction and withholding to the extent required by applicable law.

5.3.Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

5.4.Waiver.  If either party should waive any breach of any provisions of this Agreement, they shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

5.5.Complete Agreement.  This Agreement, together with the Indemnification Agreement between the Company and Executive, dated as of [_____________], as may be amended from time to time, constitute the entire agreement between Executive and the Company and is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter, and will supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect to the subject matter hereof.  This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein or therein, and cannot be modified or amended except in a writing signed by a duly-authorized officer of the Company and Executive.

5.6.Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

5.7.Headings.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

5.8.Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

5.9.Arbitration.  Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation (each, a “Claim”) shall be resolved solely and exclusively by final and binding arbitration held in Orange County, California through Judicial Arbitration & Mediation Services (“JAMS”) in conformity with the then-existing JAMS employment arbitration rules and California law.  The arbitrator shall: (a) provide adequate discovery for the resolution of the dispute; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award.  However, nothing in this section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  The Company shall bear the costs of any such arbitration.

Executive and the Company understand that by agreement to arbitrate any Claim pursuant to this Section 5.9, they will not have the right to have any Claim decided by a jury or a court, but shall instead have any Claim decided through arbitration.  Executive and the Company waive any constitutional or other right to bring claims covered by this Agreement other than in their individual capacities.  Except as may be prohibited by applicable law, the foregoing waiver includes the ability to assert claims as a plaintiff or class member in any purported class or representative proceeding.

5.10.Executive Acknowledgement.  Executive acknowledges that (a) he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and has been advised to do so by the Company, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

5.11.Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California without regard to the conflicts of law provisions thereof.

[Signature page follows]

In Witness Whereof, the parties have executed this Agreement as of the date first written above.

TRI POINTE GROUP, INC.,

a Delaware corporation

By:	Name: Its:

Accepted and Agreed:

[____________]

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